Exhibit 99.1

NEWS

NEWS RELEASE	Littelfuse, Inc.
800 East Northwest Highway Des Plaines, IL 60016
(847) 824-1188 • (847) 391-0894 – FAX #
CONTACT: Phil Franklin,
Vice President, Operations Support & CFO (847) 391-0566
LITTELFUSE REPORTS FOURTH QUARTER RESULTS
     DES PLAINES, Illinois, February 4, 2009 — Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the fourth quarter and full year of 2008.
Fourth Quarter Highlights
•	Sales of $105.9 million for the fourth quarter of 2008 were at the high end of the company’s latest guidance, but down 22% year over year.
o	Automotive sales declined 32% compared to the prior year due primarily to depressed car production and extended holiday shutdowns. The aftermarket and off-road, truck and bus markets also weakened significantly during the fourth quarter.

o	Electronics sales, which were running 6% ahead of the 2007 pace through September, were down 25% year over year. The consumer electronics market had the largest decline, but all market segments weakened during the quarter.

o	Electrical sales held up reasonably well in the fourth quarter, with only a 1% decline (excluding Startco) compared to the prior year.

o	Startco Engineering, acquired at the beginning of the fourth quarter, added $3.9 million of sales for the quarter.
•	On a GAAP basis, the company had a loss of ($0.42) per diluted share in the fourth quarter of 2008. This included special charges of $8.2 million pre-tax or $0.27 per diluted share. The special charges were largely non-cash and included $3.2 million for the write-down of manufacturing assets and $2.8 million from marking down the company’s investment in Polytronics Technology Corporation to its lower market value (see Supplemental Information for complete details).
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•	On an adjusted basis, the company recorded a loss of ($0.15) per diluted share (see Supplemental Information) for the fourth quarter of 2008, which was consistent with the low end of its latest guidance.

•	Net cash provided by operating activities was $15.8 million for the fourth quarter compared to the company’s most recent guidance of $15.0 million, reflecting a reduction in accounts receivable days sales outstanding to 53. Capital expenditures of $17.2 million were higher than expected due to timing of construction activity.
Full Year Highlights
•	Sales of $530.9 million for 2008 were down 1% compared to 2007, due to declines in automotive and electronics sales of 6% and 2%, respectively. This was partially offset by an 11% increase in electrical sales and the addition of Startco.

•	Diluted earnings per share for 2008 were $0.37 compared to $1.64 in 2007, primarily due to increased severance and impairment charges in 2008, as well as other costs related to the company’s manufacturing transfer projects. In addition, 2007 benefited from an $8.0 million gain on the sale of property in Ireland.

•	Net cash provided by operating activities was $43.5 million in 2008 compared to $59.9 million in 2007. The lower cash from operating activities in 2008 was due primarily to lower net income and increased payments for severance costs related to manufacturing transfers. Capital expenditures increased to $54.2 million in 2008 from $40.5 million in 2007, due to increased facilities and equipment costs primarily related to manufacturing transfers.

•	The company ended the year with $70.9 million in cash and had available $75.0 million of borrowing capacity under its revolving credit facility.
     “Consistent with our December update, we saw a sharp drop in fourth quarter electronics and automotive sales as OEMs and contract manufacturers took extended plant shutdowns and distributors tightly managed inventories,” said Gordon Hunter, Chief Executive Officer. “The consumer electronics and automotive passenger vehicle markets were particularly hard hit, but all of our end markets trended down during the fourth quarter.”
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     “Our manufacturing transfers remain on or ahead of schedule, and we still expect to achieve at least $20 million of savings from these programs in 2009,” said Phil Franklin, Chief Financial Officer. “As we said in our December update, we are currently executing a plan to reduce operating expenses and further reduce manufacturing costs. We now estimate that operating expenses for 2009 will be at least $15 million below 2008 levels and that manufacturing costs will be reduced approximately $8 million over and above the transfer-related savings.”
     “During these difficult times, our focus is on delivering the promised cost savings and managing our balance sheet and cash flow,” said Hunter. “On both of these fronts, we had a successful quarter and expect to continue this success into 2009. This will ensure that we come through this unprecedented downturn in a strong financial position, and with a cost structure that positions us to achieve our longer-term financial targets when the market recovers.”
Current Outlook
•	The first quarter of 2009 (which began on December 28) started very slowly due to the weak end markets and Christmas holidays, and is currently being impacted by the Chinese New Year. With this unusually slow start, and with the caveat that visibility at the moment is extremely limited, the company expects sales for the first quarter to be in the range of $88 to $98 million.

•	Gross profit margin for the first quarter will be impacted by negative operating leverage associated with running the business at this unusually low level of sales and production. Furthermore, even though significant transfer-related and other manufacturing cost savings will occur in the first quarter, most of these savings will be within inventory and will not affect the income statement until the second quarter when the inventory is sold.

•	The company expects a first quarter loss in the range of ($0.20) to ($0.40) per diluted share.
     “Although our markets are highly uncertain and visibility is unusually poor, we feel confident that our operating results will improve substantially throughout the year based solely on our cost reduction plans,” said Hunter. “Assuming typical seasonal sales increases, we expect to return to profitability in the second quarter and have strong sequential earnings growth in the third quarter.”
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     “Capital expenditures for 2009 are expected to be approximately $27 million, with the major project being the build-out of the new wafer fabrication facility in Wuxi, China,” said Franklin. “This project is the final step in our three-year plan to reposition our global manufacturing footprint. We expect that cash from operating activities will be above our capital spending plan in 2009.”
Conference Call Webcast Information
     Littelfuse will host a conference call today, Wednesday, February 4, 2009 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the fourth quarter and full year results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through March 31, 2009 and can be accessed through the Web site listed above.
About Littelfuse
     As the worldwide leader in circuit protection products and solutions with annual sales of $530.9 million in 2008, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
     For more information, please visit Littelfuse’s web site at www.littelfuse.com.
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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the Company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the Company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007. For a further discussion of the risk factors of the Company, please see Item 1A. “Risk Factors” to the Company’s Annual Report on Form 10-K for the year ended December 29, 2007.
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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(in millions, unaudited)

	Fourth Quarter				Year-to-Date
	2008		2007	% Change	2008	2007	% Change
Business Unit
Electronics	$66.3		$88.2	(25%)	$342.5	$348.9	(2%)
Automotive	22.8		33.6	(32%)	126.9	135.1	(6%)
Electrical	16.8	*	13.1	28%	61.5	52.1	18%

Total	$105.9		$134.9	(22%)	$530.9	$536.1	(1%)

	Fourth Quarter				Year-to-Date
	2008		2007	% Change	2008	2007	% Change
Geography
Americas	$45.1	*	$48.8	(8%)	$201.8	$204.3	(1%)
Europe	20.5		29.4	(30%)	118.6	118.2	0%
Asia-Pacific	40.3		56.7	(29%)	210.5	213.6	(1%)

Total	$105.9		$134.9	(22%)	$530.9	$536.1	(1%)

*	2008 net sales includes $3.9 million related to Startco Engineering, which was acquired at the beginning of the fourth quarter.
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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	December 27, 2008	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$70,937	$64,943
Accounts receivable	62,126	85,607
Inventories	66,679	58,845
Deferred income taxes	11,693	10,986
Prepaid expenses and other current assets	17,968	14,789

Total current assets	229,403	235,170

Property, plant and equipment:
Land	11,089	12,573
Buildings	68,165	49,321
Equipment	301,835	282,416

	381,089	344,310
Accumulated depreciation	(220,939)	(199,748)

Net property, plant and equipment	160,150	144,562

Intangible assets, net of amortization:
Patents, licenses and software	8,077	9,231
Distribution network	11,577	13,823
Customer lists, trademarks and tradenames	2,954	1,192
Goodwill	106,961	73,462

	129,569	97,708

Investments	3,436	6,544
Deferred income taxes	15,235	6,141
Other assets	1,135	1,240

Total Assets	$538,928	$491,365

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,854	$27,889
Accrued payroll	17,863	19,441
Accrued expenses	17,220	11,595
Accrued severance	8,393	21,092
Accrued income taxes	2,570	4,484
Current portion of long-term debt	8,000	12,086

Total current liabilities	72,900	96,587

Long-term debt, less current portion	72,000	1,223
Accrued severance	7,200	8,912
Accrued post-retirement benefits	41,760	18,371
Other long-term liabilities	11,217	12,715
Minority interest	143	143
Total shareholders’ equity	333,708	353,414

Total Liabilities and Shareholders’ Equity	$538,928	$491,365

Common shares issued and outstanding of 21,719,734 and 21,869,824, at December 27, 2008, and December 29, 2007, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 27, 2008	Dec 29, 2007	Dec 27, 2008	Dec 29, 2007
Net sales	$105,887	$134,966	$530,869	$536,144

Cost of sales	84,061	92,310	387,200	364,607

Gross profit	21,826	42,656	143,669	171,537

Selling, general and administrative expenses	28,023	26,320	107,239	103,258
Research and development expenses	5,968	5,463	24,069	21,700
Gain on sale of Ireland property	—	—	—	(8,037)
Amortization of intangibles	943	894	3,866	3,307

Operating income (loss)	(13,108)	9,979	8,495	51,309

Interest expense	2,392	520	3,440	1,557
Other expense (income), net	(2,678)	(846)	(5,568)	(1,536)

Income (loss) before income taxes	(12,822)	10,305	10,623	51,288

Income taxes	(3,597)	2,367	2,607	14,453

Net income (loss)	$(9,225)	$7,938	$8,016	$36,835

Net income (loss) per share:
Basic	$(0.42)	$0.36	$0.37	$1.66

Diluted	$(0.42)	$0.36	$0.37	$1.64

Weighted average shares and equivalent shares outstanding:
Basic	21,717	22,108	21,722	22,231

Diluted	21,733	22,254	21,826	22,394

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Twelve Months Ended
	Dec 27, 2008	Dec 29, 2007
Operating activities:
Net income	$8,016	$36,835
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,128	25,429
Impairment of assets	3,169	767
Impairment of investments	2,786	—
Amortization of intangibles	3,866	3,307
Provision for bad debt	286	31
Gain on sale of property, plant and equipment	(511)	(8,037)
Stock-based compensation	4,755	4,957
Deferred income taxes	(3,947)	2,151
Pension settlement	5,725	1,847
Changes in operating assets and liabilities:
Accounts receivable	23,080	(280)
Inventories	(6,593)	9,112
Accounts payable and accrued expenses	(3,544)	(5,648)
Accrued payroll and severance	(15,705)	(3,046)
Accrued income taxes	(6,353)	(3,071)
Prepaid expenses and other	314	(4,414)

Net cash provided by operating activities	43,472	59,940

Investing activities:
Purchases of property, plant and equipment	(54,153)	(40,501)
Purchase of businesses, net of cash acquired	(47,465)	(4,507)
Sale of property, plant and equipment	4,479	8,593
Deposit on sale of building	—	1,607

Net cash used in investing activities	(97,139)	(34,808)

Financing activities:
Proceeds from debt	190,500	89,200
Payments of debt	(123,912)	(101,991)
Proceeds from exercise of stock options	1,857	6,316
Notes receivable, common stock	5	5
Purchases of common stock	(6,623)	(16,433)
Excess tax benefit on share-based compensation	140	610

Net cash provided by (used in) financing activities	61,967	(22,293)

Effect of exchange rate changes on cash	(2,306)	5,400

Increase in cash and cash equivalents	5,994	8,239
Cash and cash equivalents at beginning of year	64,943	56,704

Cash and cash equivalents at end of year	$70,937	$64,943

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LITTELFUSE, INC.
Consolidated Statements of Income
(in thousands, except per share data, unaudited)

	For the Three Months Ended
	December 27, 2008
	U.S. GAAP	Special Items		Adjusted
Net sales	$105,887	$—		$105,887

Cost of sales	84,061	(3,169	)(1)	80,892

Gross profit	21,826	3,169		24,995
% of sales	20.6%			23.6%

Total operating expenses	34,934	(1,736	)(2)	33,198

% of sales	33.0%			31.4%

Operating income (loss)	(13,108)	4,905		(8,203)

% of sales	(12.4%)			(7.7%)

Interest/other expense (income), net	(286)	(3,277	)(3)	(3,563)

Income (loss) before income taxes	(12,822)	8,182		(4,640)

Income taxes	(3,597)	(2,291)		(1,299)

Effective tax rate	28.0%			28.0%

Net income (loss)	$(9,225)	$5,891		$(3,341)

Net income (loss) per diluted share:	$(0.42)	$0.27		$(0.15)

Weighted average shares and equivalent shares outstanding — diluted:	21,733	21,733		21,733

Note: The Company believes that adjusted operating income (loss) is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special charges that are related to closure of legacy operations.
Special Items:
(1)	Primarily relates to impairment of certain manufacturing assets in China.

(2)	Includes severance costs related to workforce reductions at the Des Plaines, Ill., facility along with the abandonment of acquisition costs previously capitalized.

(3)	Reflects impairment of the Polytronics Technology Corp. investment and gains and losses on certain derivatives.
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